Exhibit 99.1

Cord Blood America Reports 2015 First Quarter Financial Results and Results of Special Shareholder Meeting, Announces Annual General Meeting

Revenue Increased 39%, EBITDA of $0.208 million

Shareholders Approve Increase in Authorized Shares

May 8, 2015 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the quarter ended March 31, 2015 and the results of the Special Shareholder Meeting.

Results of Special Shareholder Meeting:

●	At the May 7th, 2015 special meeting, shareholders approved the increase in authorized shares.

The Board of Directors set June 9, 2015 as the Record Date for the Company’s Annual General Meeting, To Be Held July 14, 2015, to Elect Directors, Ratify Auditors and Approve Changes to the Company’s Articles of Incorporation and Bylaws.

First Quarter Highlights Include:

●	Revenue increased 39.0% to $1.278 million from $0.920 million in the same period of 2014.
●	Recurring revenues increased approximately 7.0% for the three months ended March 31, 2015 to $0.660 million compared to 2014 and now represent over 51% of total revenue.
●	EBITDA was $0.208 million compared to a loss of $.022 million in 2014.

Subsequent Event:
●	On April 9, 2015 the Company announced a $0.724 million preferred equity investment from Red Oak Partners LLC and affiliates (collectively “Red Oak”).
●	The proceeds of the Red Oak investment were used to pre-pay a portion of the Tonaquint debt obligation. The Company’s total debt outstanding is $1.410 million as of April 30, 2015.

David Sandberg, Chairman of Cord Blood America, Inc. stated, “With the approval of the increase in authorized shares and the deleveraging of the balance sheet, the Company now has the ability to invest in growth opportunities that it previously was unable to capitalize on.  We have also appointed Board committees and approved committee charters, and we are progressing on other corporate governance improvements.  Lastly, Red Oak’s investment has now automatically converted into common shares equivalent to 29.98% ownership in the Company.”

Joseph Vicente, President of Cord Blood America, Inc. commented, “This was a strong quarter and we are pleased with the performance of the business.  We are excited about the future.”

Results of Operations for the Three-Months March 31, 2015

For the three months ended March 31, 2015, total revenue increased to approximately $1.278 million from $0.920 million, an increase of 39.0% over the same period of 2014. Processing fees decreased by approximately 14% while recurring storage fees and the procurement of birth tissue increased approximately 7% and 494%, respectively, over the prior comparative three month period. The Company remains focused on strategic growth which management expects will provide sustainable operating cash flows and positive operating income.

Gross profit increased by approximately $0.226 million to $0.876 million for the period ending March 31, 2015 from the prior year due to the increase in revenue. Gross margin decreased from 70.7% to 68.5% year over year due to an increased percentage of revenue associated with the procurement of birth tissue which has a lower gross margin.

Administrative and selling expenses for the first quarter were $0.774 million as compared to $0.806 million in 2014. These expenses are primarily related to marketing/advertising, professional services, allocated facility related expenses, wages for personnel, and depreciation and amortization.

Net loss was $0.209 million versus a net loss of $0.437 million in 2014.

EBITDA increased to $0.208 million from a loss of $0.022 million in 2014. In the first quarter 2014 the Company incurred $154,471 in legal expenses associated with the St. George and Tonaquint litigation which was settled in 2014.

Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included the non-GAAP measurement EBITDA which presents operating results on a basis adjusted for depreciation, amortization, interest expense and taxes. The Company uses this non-GAAP measure as a key performance measure for the purpose of evaluating performance internally. We also believe this non-GAAP measure provides our investors with useful information regarding our operating results. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. Use of the term EBITDA may differ from similar measures reported by other companies.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:	Cameron Donahue
Hayden IR
(651) 653-1854
cameron@haydenir.com

SOURCE Cord Blood America, Inc.
Web Site: http://www.cordblood-america.com